Exhibit 99.1

MEDICAL STAFFING NETWORK HOLDINGS ANNOUNCES
FIRST QUARTER 2005 OPERATING RESULTS;
2% INCREASE IN SEQUENTIAL REVENUES

Boca Raton, Fla. (May 4, 2005) - Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $100.6 million for the first quarter of 2005, an increase of 2.1% from fourth quarter 2004 revenues of $98.5 million and a decrease of 5.5% from first quarter 2004 revenues of $106.4 million. Net loss for the first quarter of 2005 was $1.0 million, or $0.03 per diluted share, compared to the Company essentially breaking even in the fourth quarter of 2004 and a net loss of $0.6 million, or $0.02 per diluted share, for the first quarter of 2004.

Commenting on the first quarter’s results, Robert J. Adamson, chief executive officer, stated, “During the first quarter, Medical Staffing Network experienced a slight improvement in sequential revenues. We are seeing an increase in demand, particularly in our per diem services area, but this increase has not, as of yet, led to a significant increase in revenue. The challenge we are currently facing is the recruitment of healthcare professionals back to temporary healthcare staffing.” Adamson continued, “Our gross margin increased slightly from the first quarter of last year and we are encouraged by the trend of a modestly higher spread between bill and pay rates.”

Kevin S. Little, president and chief operating officer, added, “We view the current industry conditions as a transition period in which, after an extended period of focusing on budget cutting, healthcare facilities are more receptive to a cost-effective supplemental staffing solution as a part of their overall service delivery model. We continue to believe that Medical Staffing Network is best positioned to partner with facilities to design and implement staffing programs to meet both their clinical and budgetary needs.”

Gross profit was $21.4 million for the first quarter of 2005, a decrease of 3.0% from the fourth quarter of 2004 gross profit of $22.1 million and 3.3% from the first quarter of 2004 gross profit of $22.2 million. The year-over-year decrease was due to the decline in revenues resulting from a decrease in the number of hours worked by professionals. Gross margin for the first quarter of 2005 was 21.3%, a decrease from the gross margin of 22.4% for the fourth quarter of 2004 and an increase from the gross margin of 20.8% for the first quarter of 2004. The decrease from the fourth quarter of 2004 was primarily attributable to higher state and federal unemployment taxes, which historically occurs during the first three months of the year.

Selling, general and administrative expenses were $17.1 million, or 17.0% of revenues, in the first quarter of 2005 which was relatively consistent with $17.3 million, or 16.2% of revenues, for the same period of the prior year. Corporate and administrative expenses increased to $3.8 million, or 3.8% of revenues, in the first quarter of 2005 compared with $3.3 million, or 3.1% of revenues, for the same period of the prior year. The increase was primarily due to increased professional fees.

Conference Call
The Company’s management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Thursday, May 5. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company’s website at www.msnhealth.com or at www.fulldisclosure.com.

Company Summary
Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO accreditation, our clients’ ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended
	March 27,	March 28,
	2005	2004
Service revenues	$100,576	$106,393
Cost of services rendered	79,132	84,224
Gross profit	21,444	22,169
Operating expenses:
Selling, general and administrative	17,082	17,262
Corporate and administrative	3,775	3,278
Depreciation and amortization	1,468	1,647
Total operating expenses	22,325	22,187
Loss from operations	(881)	(18)
Interest expense, net	797	960
Loss before benefit from income taxes	(1,678)	(978)
Benefit from income taxes	(688)	(381)
Net loss	$(990)	$(597)

Basic and diluted net loss per share	$(0.03)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	30,231	30,221

Operating Statistics:
Healthcare professional hours worked	2,469	2,531

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	March 27,	December 26,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$501	$345
Accounts receivable, net	57,648	57,478
Other current assets	11,891	11,164
Total current assets	70,040	68,987
Furniture and equipment, net	8,317	8,481
Goodwill, net	129,474	129,474
Other assets, net	3,745	3,961
Total assets	$211,576	$210,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$12,566	$12,457
Accrued payroll and related liabilities	8,164	6,597
Total current liabilities	20,730	19,054
Long-term debt	30,967	31,760
Deferred income taxes	10,605	9,808
Other long-term obligations	235	255
Total liabilities	62,537	60,877
Total stockholders’ equity	149,039	150,026
Total liabilities and stockholders’ equity	$211,576	$210,903

CONTACT:   Medical Staffing Network Holdings, Inc., Boca Raton
        Robert J. Adamson, 561-322-1303